Exhibit 99.1

STRYKER ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE
MAKO SURGICAL CORP. FOR $1.65 BILLION

Kalamazoo, Michigan - September 25, 2013 - Stryker Corporation (NYSE:SYK) announced today a definitive agreement to acquire MAKO Surgical Corp. (MAKO) for $30.00 per share with an aggregate purchase price of approximately $1.65 billion. This transaction contemplates the issuance by MAKO of an additional 3.953 million shares in connection with an anticipated acquisition which Stryker expects MAKO will consummate as part of MAKO's normal course of business.

Founded in 2004, MAKO has pioneered the advancement of robotic assisted surgery in orthopedics. MAKO currently markets the RIO® Robotic Arm Interactive Orthopedic System and RESTORIS® family of implants to enable its flagship MAKOplasty Partial Knee Resurfacing procedure for the treatment of early to mid stage osteoarthritis.  More recently, MAKO expanded its product offering to include the MAKOplasty Total Hip Arthroplasty, a new robotic arm application for patients in need of a total hip replacement.
“MAKO has established a compelling technology platform in robotic assisted surgery which we believe has considerable long term potential in joint reconstruction,” said Kevin A. Lobo, President and Chief Executive Officer. “The acquisition of MAKO combined with Stryker's strong history in joint reconstruction, capital equipment (operating room integration and surgical navigation) and surgical instruments will help further advance the growth of robotic assisted surgery. Our combined expertise offers the potential to simplify joint reconstruction procedures, reduce variability and enhance the surgeon and patient experience. We look forward to welcoming the MAKO team to Stryker.”
“The combination of Stryker's established industry leadership with MAKO's innovative products and people contains the power to positively transform orthopedics,” said Maurice R. Ferré, M.D., President and Chief Executive Officer. “It is with this in mind that MAKO's board of directors unanimously voted to recommend that MAKO's shareholders vote in favor of it.”
The transaction is subject to customary closing conditions. Upon closing, the transaction is expected to be dilutive to Stryker's adjusted earnings per share excluding acquisition and integration-related charges by approximately $0.10 - $0.12 in the first full year, neutral in year two and accretive thereafter. Additionally, the transaction is expected to be slightly accretive to adjusted cash earnings per share, excluding acquisition and integration-related charges in the first full year. As of June 30, 2013, Stryker's cash and cash equivalent balances totaled $4.7 billion with an additional $2.8 billion in debt.
Citigroup served as Stryker's financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP served as outside legal counsel for Stryker in connection with this transaction.

About Stryker

Stryker is one of the world's leading medical technology companies and is dedicated to helping healthcare professionals perform their jobs more efficiently while enhancing patient care. The Company offers a diverse array of innovative medical technologies including reconstructive implants, medical and surgical equipment, and neurotechnology and spine products to help people lead more active and more satisfying lives. For more information about Stryker, please visit www.stryker.com.

About MAKO

MAKO Surgical Corp. is a medical device company that markets its RIO® Robotic-Arm Interactive Orthopedic system, joint specific applications for the knee and hip, and proprietary RESTORIS® implants for orthopedic procedures called MAKOplasty®. The RIO is a surgeon-interactive tactile surgical platform that incorporates a robotic arm and patient-specific visualization technology, which enables precise, consistently reproducible bone resection for the accurate insertion and alignment of MAKO's RESTORIS implants. The MAKOplasty solution incorporates technologies enabled by an intellectual property portfolio including more than 300 U.S. and foreign, owned and licensed, patents and patent applications. Additional information can be found at www.makosurgical.com.

Contacts

For media inquiries please contact:
Yin Becker, Stryker Corporation, 201-831-5000 or yin.becker@stryker.com

For investor inquiries please contact:
Katherine A. Owen, Stryker Corporation, 269-385-2600 or katherine.owen@stryker.com

This press release contains information that includes or is based on forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Such factors include, but are not limited to: weakening of economic conditions that could adversely affect the level of demand for our products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for our products; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; the ultimate total cost with respect to the Rejuvenate and ABG II matter; the impact of investigative and legal proceedings and compliance risks; resolution of tax audits; the impact of the federal legislation to reform the United States healthcare system; changes in financial markets; changes in the competitive environment; our ability to integrate acquisitions, including the acquisition of MAKO Surgical Corp.; and our ability to realize anticipated cost savings as a result of workforce reductions and other restructuring activities. Additional information concerning these and other factors are contained in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.